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                                                                   EXHIBIT 10.24


                              CHEMDEX CORPORATION
                                3950 Fabian Way
                              Palo Alto, CA 94303

                              September 21, 1999

William C. Klintworth
c/o Promedix, Inc.
448 East Winchester Avenue, Suite 200
Salt Lake City, UT 84107


Dear Skip:

In connection with the proposed acquisition of Promedix.com, Inc. ("Promedix") pursuant to that Agreement and Plan of Merger dated as of September 21, 1999 (the "Merger Agreement"), Chemdex Corporation (the "Company") is pleased to offer you employment on the following terms:

Position.  You will serve in a full-time capacity as Chief Executive Officer of
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the Promedix.com subsidiary of the Company. You will report to the Chief
Executive Officer of the Company. Your role at the present time includes responsibility for the Promedix subsidiary.

Cash Compensation.  You will be paid a monthly salary of not less than $12,500,
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which is equivalent to $150,000 on an annual basis, payable in semi-monthly installments in accordance with the Company's standard payroll practices for salaried employees.

Proprietary Information and Inventions Agreement.  Like all Company employees,
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you will be required, as a condition to your employment with the Company, to sign the Company's standard Employee Confidentiality and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

Change of Control Agreement.  You will be entitled to enter into the standard
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Change of Control Agreement for the Company's officers in the form attached hereto as Exhibit B.

Noncompetition Agreement.  As a condition to the Company's entrance into the
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Merger Agreement and the consummation of the transactions contemplated in the
Merger Agreement, you will be required to execute the Noncompetition Agreement in the form attached hereto as Exhibit C.

Stock Restriction Agreement. As a condition to the Company's entrance into the
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Merger Agreement and the consummation of the transactions contemplated in the
Merger Agreement, you will be required to execute the Stock Restriction Agreement in the form attached hereto as Exhibit D.

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Period of Employment.  Your employment with the Company will commence
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immediately after the consummation of the transactions contemplated by the
Merger Agreement. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

Severance. In the event your employment with the Company is either terminated by
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the Company without Cause or as a result of a Constructive Termination during the first year following the closing of the transactions contemplated by the Merger Agreement, your Company stock and options will immediately vest in full. After the initial one-year period, if your employment with the Company is either terminated by the Company without Cause or as a result of a Constructive Termination, your Company stock and options shall become vested on the effective date of such termination as if you had been employed by the Company for an additional twelve months following such termination. In addition, in the event your employment with the Company is either terminated by the Company without Cause or as a result of a Constructive Termination at any time, you will be paid an amount equal to the greater of (i) six (6) months of your then-current salary, or (ii) $100,000, in each case payable in twelve (12) equal semi-monthly installments in accordance with the Company's standard payroll practices for salaried employees. In return for these severance benefits, you agree that you will: (a) sign an agreement releasing the Company and its officers, directors, stockholders and employees from any and all employment-related claims with standard provisions for agreements of this type; (b) reaffirm that you are bound by the provisions of your Employee Confidentiality Agreement and other agreements between you and the Company, including any Noncompetition Agreement;
(c) not make any disparaging remarks about the Company or its officers, directors, employees, products or business practices.

"Cause" means (a) willful and repeated failure to comply with the lawful directions of the Board, (b) gross negligence or willful misconduct in the performance of your duties to the Company, (c) commission of any act of fraud against, or the misappropriation of material property belonging to, the Company or (d) conviction of a crime that is materially injurious to the business or reputation of the Company, in each case as determined in good faith by the Board.

"Constructive Termination" means your voluntary termination, upon 30 days prior written notice to the Company, following (a) a material reduction or change in your job duties, responsibilities and requirements inconsistent with your position with the Company and your prior duties, responsibilities and requirements; (b) any reduction of greater than 5% in your base compensation (including salary, benefits, incentive payments and bonuses), other than in connection with a general decrease in base salaries for most officers of the Company and any

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successor corporation; or (d) your refusal to relocate to a facility or location more than 50 miles from the current location of the Promedix.com subsidiary.

Proof of Right to Work. For purposes of federal immigration law, you will be
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required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated and, in such event, you would not be entitled to the severance payment set forth in the preceding paragraph.

Withholding Taxes.  All forms of compensation referred to in this letter are
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subject to reduction to reflect applicable withholding and payroll taxes.

Entire Agreement.  This letter and the Exhibits attached hereto contain all of
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the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

Amendment and Governing Law.  This letter agreement may not be amended or
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modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law, except as provided in the Noncompetition Agreement.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and the enclosed Exhibits and returning them to me.


Very truly yours,

CHEMDEX CORPORATION



David Perry
Chief Executive Officer


I have read and accept this employment offer:



    /s/ William C. Klintworth
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Signature of Employee.


Dated: 9/21/99

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